Exhibit 99.1

Missy Keney, Investor Relations 701.280.5120 (Office) :: 218.791.6818 (Cell) missy.keney@alerus.com investors.alerus.com

FOR IMMEDIATE RELEASE

ALERUS FINANCIAL CORPORATION DECLARES

CASH DIVIDEND ON COMMON SHARES

GRAND FORKS, N.D. (January 19, 2022) – Alerus Financial Corporation (NASDAQ: ALRS) announced that its board of directors declared a regular quarterly cash dividend of $0.16 per common share, a 6.7% increase over the dividend paid a year ago. The dividend is payable on April 8, 2022, to shareholders of record as of close of business on March 18, 2022. Current and historic dividend information, as well as quarterly financial statements, investor presentations, and earnings call transcripts are available online through Alerus’ investor relations website at investors.alerus.com.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company headquartered in Grand Forks, ND. Through its subsidiary, Alerus Financial, N.A., Alerus provides innovative and comprehensive financial solutions to businesses and consumers through four distinct business segments — banking, retirement and benefits services, wealth management, and mortgage. Alerus provides clients with a primary point of contact to help fully understand the unique needs and delivery channel preferences of each client. Clients are provided with competitive products, valuable insight, and sound advice supported by digital solutions designed to meet the clients’ needs. Alerus Financial banking and wealth management offices are in Grand Forks and Fargo, ND, the Minneapolis-St. Paul, MN metropolitan area and Scottsdale and Mesa, AZ. Alerus Retirement and Benefits plan administration offices are in St. Paul, MN, East Lansing, MI, and Littleton, CO.

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